UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2016, the Board of Directors of The Manitowoc Company, Inc. (the “Company”) appointed Kevin R. Mineard, Vice President and Corporate Controller, as the Company’s Principal Accounting Officer. In Mr. Mineard’s role as Principal Accounting Officer, he succeeds David J. Antoniuk, who continues as the Company’s Senior Vice President and Chief Financial Officer.

Mr. Mineard, age 38, has served as the Company’s Vice President and Corporate Controller since June 2016. From 2014 until June 2016, he served as Vice President of Global Financial Planning & Analysis at Gardner Denver Inc., a manufacturer and marketer of engineered industrial machinery and related parts and services. Mr. Mineard previously served as Division Controller and Director of Finance for the Snap-on Tools Group of Snap-on Incorporated, a manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions, from 2009 until 2014. Prior thereto, he served as Controller of Snap-on Tools and as Manager, Technical Accounting and SEC Reporting. Mr. Mineard previously served as a Senior Auditor at Ernst & Young LLP, a public accounting and consulting firm. Mr. Mineard earned B.A. and M.A. degrees in accountancy from Manchester University and an Executive M.B.A. degree from Northwestern University - Kellogg School of Management. He is also a Certified Public Accountant.

Mr. Mineard’s compensation has not changed as a result of his appointment as Principal Accounting Officer. Mr. Mineard continues to be eligible to participate in the Company’s 401(k) Retirement Plan and its Deferred Compensation Plan. He is also eligible to receive health, dental and life insurance under the Company’s plans. The Company has also entered into its standard indemnity agreement with Mr. Mineard, which provides that, subject to limited exceptions, the Company will indemnify Mr. Mineard to the fullest extent permitted or required by the Wisconsin Business Corporation Law against any liability incurred in any proceeding in which he is a party because of his service as an officer of the Company.

Mr. Mineard does not have any direct or indirect material interest in any transaction involving the Company requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: August 10, 2016	/s/ Louis F. Raymond
Louis F. Raymond
Vice President, General Counsel and Secretary